Exhibit 99.1

R. Moyle Fritz, Jr. Named Treasurer for Bancshares of Florida, Inc.

          NAPLES, Fla., May 26 /PRNewswire-FirstCall/ -- Tracy L. Keegan, Executive Vice President and Chief Financial Officer for Bancshares of Florida, Inc., a $620 million-asset bank holding company headquartered in Naples, Florida, recently announced the appointment of R. Moyle Fritz, Jr. as Treasurer. Mr. Fritz, who joined Bank of Florida in May of 2004, also serves as Chief Financial Officer for the Eastern region of Bank of Florida, which is comprised of Bank of Florida - Fort Lauderdale with over $218 million in assets, and Bank of Florida - Palm Beach County with over $38 million in assets.

          In his role as Treasurer for the Bancshares of Florida, Inc., Mr. Fritz will chair the company’s Asset and Liability Committee and will be responsible for the investment, capital and funding policies and strategies for the company and its affiliates.  In addition, Mr. Fritz will take on the responsibility of managing the company’s overall funds management department. “Moyle has nearly twenty years of experience in the financial services sector, thirteen of which have been in South Florida. He has a thorough knowledge of bank operations, market pricing, primary and secondary funding, and funds management,” said Tracy L. Keegan. “We are very pleased to have Moyle in this new role as our company continues to grow.”

          Mr. Fritz is a graduate of the Graduate School of Banking at Louisiana State University and the Florida Bankers Association School of Banking at the University of Florida. Mr. Fritz earned his Bachelor of Science Degree in Business Administration with a minor in Speech from Nebraska Wesleyan University.  He currently resides in Wellington, Florida.

          Bancshares of Florida, Inc. (Nasdaq: BOFL) (Newspaper listing: “BcshFla”) is a $620 million-asset multi-bank holding Company located in Naples, Florida. Bancshares is the parent company for Bank of Florida, Southwest, and Bank of Florida Trust Company, both based in Naples, Florida; Bank of Florida, based in Fort Lauderdale, Florida; and Bank of Florida, Tampa Bay, based in Tampa, Florida, collectively referred to as the “Company”.  In addition, Bank of Florida, Fort Lauderdale, maintains a full-service banking facility in Boca Raton, Florida.  Investor information may be found on the Company’s web site, http://www.bankofflorida.com, by clicking on the “Investor Relations” tab.

For More Information Contact:
Tracy L. Keegan, Executive Vice President and Chief Financial Officer,
Bancshares of Florida, Inc., 239-254-2100

SOURCE  Bancshares of Florida
          -0-                                        05/26/2006
          /CONTACT:  Tracy L. Keegan, Executive Vice President and Chief Financial
Officer, Bancshares of Florida, +1-239-254-2100/
          /Photo:  http://www.newscom.com/cgi-bin/prnh/20030425/BANCSHARESLOGO
                    AP Archive:  http://photoarchive.ap.org
                    PRN Photo Desk, photodesk@prnewswire.com /
          /Web site:  http://www.bankofflorida.com /
          (BOFL)